EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of CVB Financial Corp. on Form S-8 of our reports, dated March 10, 2006, relating to our audits of the consolidated financial statements and internal control over financial reporting which appears in the Annual Report on Form 10-K of CVB Financial Corp. for the year ended December 31, 2005.

/s/ McGLADREY & PULLEN, LLP
Pasadena, California
July 25, 2006